Exhibit 99.1

Kroger Announces Voluntary Retirement Offering
for Non-Store Employees

CINCINNATI, Dec. 15, 2016— The Kroger Co. (NYSE: KR) today announced a one-time Voluntary Retirement Offering for certain non-store associates.

“Kroger would not be the successful company it is today without the incredible efforts of all of our associates. We believe a generous Voluntary Retirement Offering is in line with our company values and recognizes the long careers many of our associates have had with Kroger,” said Rodney McMullen, Kroger’s chairman and CEO. “Kroger is committed to our operating model of lowering costs to invest in the areas that matter most to our customers.”

A critical focus of Kroger’s Customer 1st Strategy continues to be ongoing cost controls in areas where customers do not see them in order to invest in areas that improve Kroger’s connection with customers and associates. The company’s Voluntary Retirement Offering for non-store associates is in line with this approach.

Eligibility for the Voluntary Retirement Offering will generally include administrative associates who meet certain criteria related to age and years of service as of December 1, 2016. The offer does not include store and district associates, senior officers, and supermarket division presidents.

Approximately 2,000 non-store associates are eligible for the Voluntary Retirement Offering. Because it is voluntary, savings and cost will be based on the number of associates who accept the offer between now and early March, when the consideration periods expire. Expenses related to the offer will be reflected in Kroger’s first quarter 2017 results. The effect of this plan was not included in the company’s initial comments on Fiscal 2017.

Every day, the Kroger Family of Companies makes a difference in the lives of eight and a half million customers and 431,000 associates who shop or serve in 2,796 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Kroger and its subsidiaries operate an expanding ClickList offering — a personalized, order online, pick up at the store service — in addition to 2,253 pharmacies, 787 convenience stores, 324 fine jewelry stores, 1,439 supermarket fuel centers and 38 food production plants in the United States. Kroger is recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable.

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, about future cost savings related to the Voluntary Retirement Offering and future Company performance. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These forward-looking statements are subject to uncertainties, including the successful implementation of the Voluntary Retirement Offering, and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969